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                                    EXHIBIT 4


                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                           UGLY DUCKLING CORPORATION,

                               UDC HOLDINGS CORP.,

                             UDC ACQUISITION CORP.,

                              ERNEST C. GARCIA II,

                                       AND

                               GREGORY B. SULLIVAN

                                   dated as of

                                December 10, 2001
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2001 (this "AGREEMENT"), between UGLY DUCKLING CORPORATION, a Delaware corporation (the "COMPANY"), UDC HOLDINGS CORP., a Delaware corporation ("UDC HOLDINGS"), UDC ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of UDC Holdings ("UDC ACQUISITION"), Ernest C. Garcia II ("GARCIA") and Gregory B. Sullivan ("SULLIVAN" and, together with UDC Holdings, UDC Acquisition and Garcia, the "BUYOUT PARTIES").

                              W I T N E S S E T H:

         WHEREAS, Garcia on November 26, 2001 commenced a tender offer (the "ORIGINAL OFFER") for all outstanding shares of common stock, par value $0.001 per share, of the Company (the "COMMON STOCK") at a price of $2.51 per share;

         WHEREAS, the Buyout Parties are willing, pursuant to and subject to the terms and conditions of this Agreement to amend the Original Offer in the manner contemplated by this Agreement;

         WHEREAS, a special committee (the "SPECIAL COMMITTEE") of the board of directors (the "BOARD") of the Company has unanimously (i) determined that it would be advisable and is in the best interests of the Company and its stockholders (other than members of the Buyout Group as defined in Section 10.03) to consummate the Amended Offer (as defined below) and the merger of UDC Acquisition with and into the Company, with the Company being the surviving corporation (the "MERGER"), upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the "DGCL"), (ii) determined that the Amended Offer, the Merger and this Agreement should be approved and declared advisable by the Board and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval;

         WHEREAS, based on the unanimous recommendation of the Special Committee, the Board has unanimously (i) determined that it would be advisable and is in the best interests of the Company and its stockholders to consummate the Amended Offer and the Merger upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, (ii) approved and declared advisable the Amended Offer, the Merger and this Agreement and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; and

         WHEREAS, the respective board of directors of UDC Holdings and UDC Acquisition have each approved this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                THE TENDER OFFER

         SECTION 1.01 Tender Offer.


         (a) Provided that none of the events set forth in Annex A hereto shall have occurred or be existing and provided that this Agreement shall not have been terminated in accordance with Article IX hereof, within six business days of the date hereof, the Buyout Parties shall cause UDC Acquisition to amend the Original Offer to increase the price to $3.53 per Share in cash, net to the seller, subject to the conditions set forth in Annex A hereto (as amended, the "AMENDED OFFER"). The Amended Offer Documents (as defined in Section 1.01(b)) shall be mailed to the holders of Common Stock, shall describe this Agreement and the negotiations preceding this Agreement and shall amend the Original Offer to (i) provide that the Amended Offer shall only be subject to the conditions set forth in Annex A hereto, and (ii) extend the expiration date of the Amended Offer to 5:00 p.m. Mountain Standard Time on the date twenty business days after the date the Amended Offer Documents are
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disseminated; it being understood and agreed that, except for the foregoing amendments or as otherwise provided herein, the Amended Offer shall in all material respects be on the same terms and subject to the same conditions as the Original Offer. UDC Acquisition expressly reserves the right to amend or make changes to the terms and conditions of the Amended Offer; provided, however, that, without the prior written consent of the Company (expressed in a resolution adopted by both the Special Committee and the Board), UDC Acquisition shall not (i) reduce the number of shares of Common Stock subject to the Amended Offer, (ii) extend the Amended Offer if the conditions to the Amended Offer have been satisfied, (iv) decrease the price per Share or change the form of consideration to be paid in the Amended Offer, (v) impose any additional conditions to the Amended Offer from those set forth in Annex A hereto, or (vi) otherwise amend the Amended Offer in a manner that would adversely affect any of the holders of shares of Common Stock other than members of the Buyout Group. The Company agrees that no shares of Common Stock held by the Company or its wholly owned subsidiaries will be tendered pursuant to the Amended Offer. Notwithstanding anything in this Agreement to the contrary, without the consent of the Company, UDC Acquisition shall have the right to extend the expiration date of the Amended Offer in the following events: (i) from time to time if, at the expiration date (or extended expiration date of the Amended Offer, if applicable), any of the conditions to the Amended Offer shall not have been satisfied or waived; (ii) for any period required by applicable law or regulation including, without limitation, by any rule, regulation, interpretation or position of the the Securities and Exchange Commission (the "SEC") or the staff thereof; (iii) if all of the conditions to the Amended Offer are satisfied or waived but the number of shares of Common Stock validly tendered and not withdrawn is insufficient to result in the Buyout Group owning at least ninety percent (90%) of the then outstanding number of shares of Common Stock; or (iv) pursuant to an amendment to the Amended Offer providing for a "subsequent offering period" to the extent permitted under, and in compliance with, Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"); provided that the Amended Offer shall not be extended more than twenty (20) business days, in the aggregate, beyond the initial expiration date under any or all of the above circumstances. Following the satisfaction or waiver of the conditions to the Amended Offer, the Buyout Parties shall cause UDC Acquisition to accept for payment, in accordance with the terms of the Amended Offer, all shares of Common Stock validly tendered pursuant to the Amended Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law.

         (b) The parties shall publicly announce the signing of this Agreement on the date it is signed (or the first business day thereafter, if not signed on a business day), and the Buyout Parties shall cause UDC Acquisition to file a Schedule TO-T/A with the SEC and the Company shall file a supplement to its Solicitation/Recommendation Statement on Schedule 14D9/A with the SEC, in each case, relating to the announcement of this Agreement. The Buyout Parties shall cause UDC Acquisition to file with the SEC on or prior to the date that the Amended Offer is commenced (i) an amendment to the Tender Offer Statement on Schedule TO filed with respect to the Original Offer (together with any supplements or amendments thereto, the "SCHEDULE TO"), which will contain, among other things, the amended and restated Offer to Purchase, form of the related letter of transmittal and summary advertisement (together with any supplements or amendments thereto, the "AMENDED OFFER DOCUMENTS"), and (ii) together with Garcia, Sullivan and the Company, a Rule 13e-3 Transaction Statement on Schedule 13E-3 with respect to the Amended Offer, which shall be filed as a part of the Schedule TO. The Amended Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Buyout Parties with respect to information supplied by the Company in writing expressly for inclusion in the Amended Offer Documents. Each of the Buyout Parties further agrees to take all steps necessary to cause the Amended Offer Documents to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of the Buyout Parties, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Amended Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Buyout Parties further agree to cause UDC Acquisition to take all steps necessary to cause the Amended Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and comment on the Schedule TO before any filing with the SEC. In addition, the Buyout Parties agree to provide the Company and its counsel with any comments or other communications that the Buyout Parties or their counsel may receive from time to time

                                       2
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from the SEC or its staff with respect to the Amended Offer Documents promptly after the receipt of such comments or other communications.

         SECTION 1.02 Company Action. Concurrently with the filing of the Schedule TO, the Company shall file with the SEC and mail to the holders of shares of Common Stock an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements or amendments thereto, the "SCHEDULE 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents to the Buyout Parties, that (a) the Special Committee, at a meeting thereof duly called and held, has unanimously[, by all committee members who voted,] (i) determined that this Agreement, the Amended Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than the members of the Buyout Group); (ii) determined that this Agreement, the Amended Offer and the Merger should be approved and declared advisable by the Board; and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; (b) the Board, at a meeting duly called and held, has unanimously, by all directors who voted, (i) determined that this Agreement, the Amended Offer and the Merger would be advisable and are in the best interests of the Company's stockholders (other than members of the Buyout Group); (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation the Amended Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval; and (c) U.S. Bancorp Piper Jaffray ("PIPER JAFFRAY"), the financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that, as of the date of such opinion, the consideration to be received by the stockholders of the Company (other than members of the Buyout Group) pursuant to each of the Amended Offer and the Merger is fair to such stockholders from a financial point of view. The Special Committee or the Board may subsequently withdraw, modify or amend its recommendations described above to the extent that the Special Committee determines, upon advice by outside counsel, that the fiduciary duties of the Special Committee or the Board under applicable law require such action, and any such permitted withdrawal, modification or amendment shall not constitute a breach of this Agreement but shall have the effects specified herein. The
Schedule 14D-9 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Buyout Parties in writing expressly for inclusion in the Schedule 14D-9. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and the Buyout Parties, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Buyout Parties and their counsel shall be given the opportunity to review and comment on the Schedule 14D-9 before any filing with the SEC. In addition, the Company agrees to provide the Buyout Parties and their counsel with any comments or other communications that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications.

         SECTION 1.03 Stockholder Lists. In connection with the Amended Offer, the Company shall promptly furnish UDC Acquisition with updated mailing labels, security position listings of shares of Common Stock held in stock depositories and any available listing or computer file containing the names and addresses of the record holders of shares of Common Stock, each as of the most recent practicable date, and shall promptly furnish UDC Acquisition with such additional information, including updated lists of stockholders, mailing labels and lists of securities positions and such other information and assistance as UDC Acquisition or its agents may reasonably request in connection with communicating to the record and beneficial holders of shares of Common Stock with respect to the Amended Offer and the Merger.



                                       3
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                                   ARTICLE II

                                   THE MERGER

         SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 2.02), UDC Acquisition shall be merged with and into the Company. Following the Merger, the separate existence of UDC Acquisition shall cease and the Company shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION"). UDC Acquisition may, upon notice to the Company, modify the structure of the Merger if UDC Acquisition determines it advisable to do so because of tax or other considerations, and the Company shall promptly enter into any amendment to this Agreement necessary or desirable to accomplish such structural modification; provided, however, that no such amendment shall have an adverse effect upon the stockholders of the Company (other than the members of the Buyout Group).

         SECTION 2.02 Effective Time; Closing. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or certificate of ownership and merger, as appropriate (either, the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware and by making any related filings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and as is specified in the Certificate of Merger (the "EFFECTIVE TIME"). Immediately prior to the filing of the Certificate of Merger, a closing (the "CLOSING") will be held at the offices of Squire, Sanders & Dempsey L.L.P., located at 40 North Central Avenue, Suite 2700, Phoenix, Arizona (or such other place as the parties hereto may agree).

         SECTION 2.03 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL (including, without limitation, Sections 259, 260 and 261 thereof). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises, of a public as well as a private nature, of the Company and UDC Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and UDC Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 2.04 Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the "SURVIVING CERTIFICATE") until thereafter amended in accordance with the DGCL.

         SECTION 2.05 Bylaws. The bylaws of UDC Acquisition, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the Surviving Certificate and the DGCL.

         SECTION 2.06 Directors and Officers. From and after the Effective Time, until their respective successors are duly elected or appointed and qualified in accordance with applicable law, (a) the directors of UDC Acquisition at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                  ARTICLE III

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or the holders of any of the following securities:

         (a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 3.01(b) and any Dissenting Shares (as defined below)) shall be converted into the right to receive $3.53 in cash (or any higher price that may be paid per

                                       4
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share pursuant to the Amended Offer), without interest (the "MERGER
CONSIDERATION"). At the Effective Time, each share of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such share (other than shares to be canceled pursuant to Section 3.01(b) and any Dissenting Shares) shall thereafter represent only the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 3.02, an amount in cash per share equal to the Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law.

         (b) Each share of capital stock of the Company (i) held in the treasury of the Company or by any wholly owned subsidiary of the Company or (ii) owned by members of the Buyout Group shall automatically be canceled, retired and cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto.

         (c) Each share of common stock of UDC Acquisition outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         SECTION 3.02 Exchange of Certificates and Cash.

         (a) Exchange Agent. On or before the Closing Date, UDC Holdings shall enter into an agreement providing for the matters set forth in this Section 3.02 (the "EXCHANGE AGENT AGREEMENT") with a bank or trust company selected by UDC Holdings and reasonably acceptable to the Company (the "EXCHANGE AGENT"), authorizing such Exchange Agent to act as Exchange Agent in connection with the Merger. Immediately prior to the Effective Time, the Buyout Parties shall deposit, or shall cause to be deposited, with or for the account of the Exchange Agent, for the benefit of the holders of shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 3.01(b)), an amount in cash equal to the Merger Consideration payable pursuant to Section 3.01(a) (such funds are hereafter referred to as the "EXCHANGE FUND").

         (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, UDC Holdings will instruct the Exchange Agent to mail to each holder of record (other than members of the Buyout Group) of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of Common Stock (other than Dissenting Shares and shares to be canceled pursuant to Section 3.01(b)) (the "CERTIFICATES"), (i) a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as UDC Acquisition may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by UDC Holdings, together with a letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions (collectively, the "TRANSMITTAL DOCUMENTS"), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate, without any interest thereon, less any required withholding of taxes, and the Certificate so surrendered shall thereupon be canceled. In the event of a transfer of ownership of shares of Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued and paid in accordance with this Article III to the transferee of such shares if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent and is properly endorsed or otherwise in proper form for transfer. The signature on the Certificate or any related stock power must be properly guaranteed and the person requesting payment of the Merger Consideration must either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. The Merger Consideration will be delivered by the Exchange Agent as promptly as practicable following surrender of a Certificate and the related Transmittal Documents. Cash payments may be made by check unless otherwise required by a depositary institution in connection with the book-entry delivery of securities. No interest will be payable on such Merger Consideration. Until surrendered in accordance with this Section 3.02, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration for each share of Common Stock formerly represented by such Certificate. The Exchange Fund shall not be used for any purpose

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other than as set forth in this Article III. Any interest, dividends or other income earned on the investment of cash held in the Exchange Fund shall be for the account of the Surviving Corporation.

         (c) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) which remains undistributed to the holders of Common Stock for one year following the Effective Time shall be delivered to the Surviving Corporation, upon demand. Any holders of Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration.

         (d) No Liability. None of the Buyout Parties, the Surviving Corporation or the Company shall be liable to any holder of shares of Common Stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         (e) Withholding Rights. The Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

         (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing shares of Common Stock shall have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed Certificate(s) shall execute an affidavit of that fact upon request. The holder of any such lost, stolen or destroyed Certificate(s) shall also deliver a reasonable indemnity against any claim that may be made against the Buyout Parties or the Exchange Agent with respect to the Certificate(s) alleged to have been lost, stolen or destroyed. The affidavit and any indemnity which may be required hereunder shall be delivered to the Exchange Agent, who shall be responsible for making payment for such lost, stolen or destroyed Certificates(s) pursuant to the terms hereof.

         (g) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Company. Any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason at or after the Effective Time shall be exchanged for the Merger Consideration pursuant to the terms hereof.

         SECTION 3.03 Stock Options; Warrants.

         (a) Subject to Section 3.03(b), each Option and Warrant (each as defined in Section 4.03), other than any Options or Warrants held by members of the Buyout Group, shall, in settlement thereof, receive for each share of Common Stock subject to such Option or Warrant an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option or Warrant to the extent such difference is a positive number (such amount being hereinafter referred to as the "OPTION/WARRANT CONSIDERATION"). Upon receipt of the Option/Warrant Consideration therefor, or if the difference between the Merger Consideration and the exercise price of any Option or Warrant is not a positive number, each Option and Warrant shall be deemed canceled to the extent provided in the Company Option Plans (as defined in Section 4.03) or other applicable agreement. The surrender of an Option or Warrant in exchange for the Option/Warrant Consideration, or if the difference between the Merger Consideration and the exercise price of any Option or Warrant is not a positive number, shall be deemed a release of any and all rights the holder had or may have had in respect of such Option or Warrant to the extent provided in the Company Option Plans or other applicable agreement. Either prior to or as soon as practicable following the consummation of the Amended Offer, the Board (or, if appropriate, any committee of the Board administering the Company Option Plans) shall adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date hereof to become exercisable at the Effective Time. All amounts payable pursuant to this Section 3.03(a) shall be subject to any required withholding of taxes and shall be paid without interest.

         (b) The obligation to make the cash payment described in Section 3.03(a): (i) shall be subject to the obtaining of any necessary consents of optionees and holders to the cancellation of the applicable Options or Warrants and (ii) shall not require any action that violates any of the Company Option Plans or other applicable agreement. Upon the purchase of shares of Common Stock pursuant to the consummation of the Amended Offer, the Company shall use its reasonable efforts to adopt such amendments, modifications or resolutions of the Board with respect to the Company Option Plans as may be permitted thereunder to provide that following the Effective Time no participant in the Company Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire any equity securities of UDC Holdings, UDC Acquisition, the Company or the Surviving Corporation and to terminate all such plans. UDC Acquisition shall cooperate with the Company with respect to any such steps, including, without limitation, by causing any notices required by the Company Option Plans to be delivered to participants therein. The Company shall also take all necessary action to approve the disposition of the Options and Warrants in connection with the transactions contemplated by this Agreement to the extent necessary to exempt such transactions and dispositions under Rule 16b-3 of the Exchange Act. Notwithstanding anything in this Section 3.03 to the contrary, the failure of the Company to cause any of the actions set forth in this Section
3.03 to be taken, including, without limitation, with respect to termination of the Company Option Plans or other applicable agreements or cancellation of the Options or Warrants, shall not constitute a breach of the terms of, or a default under, this Agreement; provided the Company shall be required to use its reasonable efforts as specified above.

         SECTION 3.04 Dissenting Shares.

         (a) Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders (i) who shall not have voted in favor of adoption of this Agreement and (ii) who shall be entitled to and shall have demanded properly in writing appraisal for such shares in accordance with Section 262 of the DGCL ("DISSENTING SHARES"), shall not be converted into or represent the right to receive the Merger Consideration unless such stockholders fail to perfect, withdraw or otherwise lose their right to appraisal. Such stockholders shall be entitled to receive payment of the appraised value of such Dissenting Shares in accordance with the provisions of the DGCL. If, after the Effective Time, any such stockholder fails to perfect, withdraws or loses its right to appraisal, such shares of Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificate or Certificates that formerly evidenced such shares of Common Stock in the manner set forth in Section 3.02.

         (b) The Company shall give UDC Acquisition prompt notice of any demands for appraisal received by it, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and relating thereto. UDC Acquisition shall direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of UDC Acquisition, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Buyout Parties that:

         SECTION 4.01 Organization and Qualifications; Subsidiaries. The Company and each significant subsidiary of the Company (a "COMPANY SUBSIDIARY") within the meaning of Rule 1-02(w) of Regulation S-X under the Exchange Act is a corporation, partnership or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority and all necessary governmental approvals, to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so incorporated or organized, existing and in good standing or to have such governmental approvals would not have a Company Material Adverse Effect (as defined below). The Company and each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole (a "COMPANY MATERIAL ADVERSE EFFECT").

         SECTION 4.02 Certificate of Incorporation and Bylaws. The Buyout Parties have been given access by the Company to a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents, each as amended to the date hereof, of the Company and each Company Subsidiary. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

         SECTION 4.03 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share ("PREFERRED STOCK"). As of December 7, 2001, (a) 12,273,749 shares of Common Stock were outstanding, all of which were validly issued, fully paid and nonassessable; (b) no shares of Preferred Stock were issued and outstanding and no action had been taken by the Board of Directors of the Company with respect to the designation of the rights and preferences of any series of Preferred Stock; (c) 2,650,000 shares of Common Stock were reserved for issuance upon the exercise of outstanding stock options (the "OPTIONS") granted pursuant to the Company's Amended and Restated Long Term Incentive Plan, 1998 Executive Incentive Plan and Director Incentive Plan (collectively, the "COMPANY OPTION Plans"); (d) 351,023 shares of Common Stock were reserved for issuance upon the exercise of outstanding warrants listed on
Schedule 4.03 (the "WARRANTS"); (e) 6,499,868 shares of Common Stock and no shares of Preferred Stock were held in the treasury of the Company; (f) no Company Subsidiary owns any shares of the Company's capital stock; and (g) there are no securities of any Company Subsidiary outstanding which are convertible into or exercisable or exchangeable for capital stock of the Company. Except as set forth above, no shares of capital stock or other voting securities of the Company have been issued, are reserved for issuance or are outstanding. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.

         SECTION 4.04 Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "COMPANY REQUISITE VOTE")), and the filing and recordation of appropriate merger documents as required by, and in accordance with, the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyout Parties, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

         SECTION 4.05 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Company's certificate of incorporation, as amended to the date hereof, or its by-laws, or the certificate of incorporation, by-laws or other equivalent organizational documents of any Company Subsidiary, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) subject to receipt of the consents listed on Schedule 4.05 hereto, result in any breach of or constitute a default (or an event, which, with notice, lapse of time or both would become a default) under, result in the acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any Company Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of the Company or any Company Subsidiary or any of their properties or assets is bound or affected, except, in the case of clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (A) would not prevent or delay consummation of the Amended Offer or the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (B) would not, individually or in the aggregate, have a Company Material Adverse Effect.

         (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign (each a "GOVERNMENTAL ENTITY"), except (i) for (A) any applicable requirements of the Exchange Act or the Securities Act of 1933, as amended (the "SECURITIES ACT") and state takeover laws, (B) the filing and recordation of appropriate merger and similar documents as required by the DGCL, and (C) filings under the rules and regulations of the Nasdaq National Market, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, (x) would not prevent or delay consummation of the Amended Offer or the Merger in any material respect or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and (y) would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 4.06 Special Committee Recommendation and Board Approval.

         (a) The Special Committee, at a meeting thereof duly called and held, has unanimously (i) determined that this Agreement, the Amended Offer and the Merger would be advisable and are in the best interests of the Company and its stockholders (other than the members of the Buyout Group); (ii) determined that this Agreement, the Amended Offer and the Merger should be approved and declared advisable by the Board; and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval.

         (b) The Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Amended Offer and the Merger would be advisable and are in the best interests of the Company's stockholders (other than members of the Buyout Group); (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation the Amended Offer and the Merger; and (iii) resolved to recommend that the Company's stockholders accept the Amended Offer, tender their shares of Common Stock pursuant thereto and adopt this Agreement if submitted for their approval.

         SECTION 4.07 Opinion of Financial Advisor. Piper Jaffray, the financial advisor to the Special Committee, has delivered to the Special Committee and the Board its written opinion that, as of the date thereof, the consideration to be received by the stockholders of the Company (other than members of the Buyout Group) pursuant to each of the Amended Offer and the Merger is fair to such stockholders from a financial point of view.

         SECTION 4.08 Brokers. No broker, finder or investment banker (other than Piper Jaffray) is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

         Each of the representations and warranties in this Article IV is qualified by and shall be deemed to disclose in qualification thereof, any facts, circumstances, conditions or events actually known to or by the Buyout Parties.

                                   ARTICLE V

   REPRESENTATIONS AND WARRANTIES OF UDC HOLDINGS, UDC ACQUISITION AND GARCIA

         Each of UDC Holdings, UDC Acquisition and Garcia jointly and severally, hereby makes to the Company the representations and warranties set forth below:

         SECTION 5.01 Organization and Qualification. Each of UDC Holdings and UDC Acquisition is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. UDC Acquisition is duly qualified or licensed and in good standing to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of UDC Holdings, UDC Acquisition and their respective subsidiaries, taken as a whole ("ACQUIROR MATERIAL ADVERSE EFFECT").

         SECTION 5.02 Authority Relative to This Agreement. Each of UDC Holdings and UDC Acquisition has all necessary corporate power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of UDC Holdings and UDC Acquisition and the consummation by each of them of the transactions contemplated hereby have been duly and validly authorized by the respective Board of Directors of UDC Holdings and UDC Acquisition and no other corporate proceedings on the part of either of them are necessary to authorize this Agreement or to consummate such transactions (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of the Buyout Parties and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of each of the Buyout Parties, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and by general principles of equity.

         SECTION 5.03 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by each of the Buyout Parties do not, and the consummation of the Amended Offer, the Merger and the other transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of UDC Holdings or UDC Acquisition,
(ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to any of the Buyout Parties or by which any of their respective properties or assets are bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice, lapse of time or both, would become a default) under, result in the loss of a material benefit under or give to others any right of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any properties or assets of any of the Buyout Parties pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which any of the Buyout Parties is a party or by which any of the Buyout Parties or any of their properties or assets is bound or affected, except in the case of clauses
(ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which (x) would not prevent or delay consummation of the Amended Offer or the Merger in any material respect or otherwise prevent any of the Buyout Parties from performing its obligations under this Agreement in any material respect, or (y) in the case of UDC Holdings and UDC Acquisition, would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

         (b) The execution and delivery of this Agreement by each of the Buyout Parties do not, and the performance of this Agreement and the consummation of the Amended Offer, Merger and the other transactions contemplated hereby by the Buyout Parties will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for
(A) any applicable requirements, if any, of the Exchange Act, the Securities Act and state takeover laws and (B) filing and recordation of appropriate merger and similar documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (x) prevent or delay consummation of the Amended Offer or the Merger in any material respect or otherwise prevent any of the Buyout Parties from performing their respective obligations under this Agreement in any material respect, or (y) in the case of UDC Holdings and UDC Acquisition would not, individually or in the aggregate, have an Acquiror Material Adverse Effect.

         SECTION 5.04 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement, the Merger and the other transactions contemplated hereby based upon arrangements made by or on behalf of Garcia or the other members of the Buyout Group.

         SECTION 5.05 Availability of Funds. The Buyout Parties have delivered to the Company a true and complete copy of a letter (the "CONTRIBUTION LETTER") executed by Garcia describing the sources of funds for the transactions contemplated by this Agreement and providing a commitment to provide financing in the amount of $17 million, plus all additional amounts required for applicable fees and expenses payable by the Buyout Parties in connection with the consummation of the transactions contemplated by this Agreement. The amount provided pursuant to the Contribution Letter will be sufficient to provide the funds required by UDC Acquisition and the other Buyout Parties to consummate the Amended Offer and pay the Merger Consideration pursuant to this Agreement and to pay all fees and expenses required to be paid by UDC Acquisition and the other Buyout Parties in connection with the consummation of the transactions contemplated by this Agreement.

         SECTION 5.06 Capitalization of UDC Acquisition. The authorized capital stock of UDC Holdings consists of 1,000 shares of common stock, par value $.001 per share, and 1,000 shares of preferred stock, par value $.001 per share. The authorized capital stock of UDC Acquisition consists of 1,000 shares of common stock, par value $.001 per share, and 1,000 shares of preferred stock, par value $.001 per share. As of the date hereof, 100 shares of UDC Holdings common stock and no preferred stock and 100 shares of UDC Acquisition common stock and no preferred stock are outstanding, all of which were validly issued, fully paid and nonassessable. Schedule 5.06 sets forth the ownership of the outstanding shares of UDC Holdings as of the date hereof. All outstanding capital stock of UDC Acquisition is owned by UDC Holdings.

         SECTION 5.07 No Prior Activities. Except for the obligations incurred in connection with their incorporation or organization or the negotiation and consummation of the transactions contemplated by this Agreement, each of UDC Holdings and UDC Acquisition has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

         SECTION 5.08 Investigation by UDC Acquisition. UDC Acquisition:

         (a) acknowledges that, except as set forth in this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, affiliates, agents or representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to UDC Acquisition or the members of the Buyout Group or their agents, representatives or financing sources prior to the execution of this Agreement; and

         (b) agrees that, to the fullest extent permitted by law except as provided by this Agreement, none of the Company, any Company Subsidiary or any of their respective directors, officers, employees, stockholders, affiliates, agents or representatives shall have any liability or responsibility whatsoever to UDC Acquisition on any basis (including without limitation in contract, tort or otherwise) based upon any information provided or made available, or statement made to UDC Acquisition or the members of the Buyout Group prior to the execution of this Agreement.

         SECTION 5.09 No Conflicting Knowledge. Each of the Buyout Parties has reviewed the representations and warranties of the Company set forth in Article III hereof and to their actual knowledge such representations and warranties are true and correct in all material respects.

                                   ARTICLE VI

                                    COVENANTS

         SECTION 6.01 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless UDC Acquisition shall have consented (which consent shall not be unreasonably withheld), neither the Company nor any Company Subsidiary shall (except to the extent permitted or otherwise contemplated by this Agreement):

         (a) conduct its business in any manner other than in the ordinary course of business consistent with past practice;

         (b) amend or propose to amend its certificate of incorporation or by-laws;

         (c) authorize for issuance, issue, grant, sell, pledge, redeem or acquire for value any of its or their securities, including options, warrants, commitments, stock appreciation rights, subscriptions, rights to purchase or otherwise (other than the issuance of equity securities upon the conversion of outstanding convertible securities or in connection with any dividend reinvestment plan or any benefit plan with an employee stock fund or employee stock ownership plan feature, consistent with applicable securities laws, or the exercise of options or warrants outstanding as of the date of this Agreement and in accordance with the terms of such options or warrants in effect on the date of this Agreement);

         (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property, or otherwise, with respect to any of its capital stock or other equity interests, or subdivide, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

         (e) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including tax accounting policies and procedures);

         (f) take any action that would, or could reasonably be expected to result in, any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied; or

         (g) authorize any of, or commit or agree to take any of, the foregoing actions.

         SECTION 6.02 Access to Information; Confidentiality. From the date hereof to the Effective Time, the Company shall (and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and each of the Company Subsidiaries to) afford the officers, employees and agents of UDC Acquisition (the "UDC ACQUISITION REPRESENTATIVES") reasonable access at all reasonable times to its officers, employees, agents, properties, offices, plants and other facilities, books and records, and shall furnish such UDC Acquisition Representatives with all financial, operating and other data and information as may from time to time be reasonably requested. All information provided herein or prior hereto in connection with the transaction contemplated hereby, to the extent not already publicly available at the time such information was provided or subsequently made publicly available through actions taken by or on behalf of the Company, shall be held in confidence and used only to evaluate the transaction described herein and for no other purpose. Each of the Buyout Parties agrees that they shall not disclose the information to any other person except those who have an actual need to know the information for the purpose of evaluating the transaction contemplated hereby, who are informed of the confidential nature of the information and who agree to be bound by this Section ("Permitted Recipients"). Each of the Buyout Parties shall be responsible for any breach of any provision of this Section by its Permitted Recipients. Each of the Buyout Parties acknowledges and agrees that any breach or threatened breach of the terms of this Section regarding the treatment of confidential information may result in irreparable damage to the Company for which there may be no adequate remedy at law. Therefore, each of them agrees that in the event of any breach of this Section 6.02, the Company shall be entitled, in addition to any other rights and remedies available to it, to specific enforcement of the terms of this Section and/or injunctive relief requiring the immediate return of all such information.

         SECTION 6.03 Directors' and Officers' Insurance and Indemnification.

         (a) From and after the consummation of the Merger, the parties shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer or director (the "INDEMNIFIED PARTY") of the Company or its subsidiaries against all losses, claims, damages, liabilities, costs and expenses (including attorneys' fees and expenses), judgments, fines, losses, and amounts paid in settlement, with the written approval of the Surviving Corporation (which approval shall not be unreasonably withheld), in connection with any actual or threatened action, suit, claim, proceeding or investigation (each a "CLAIM") to the extent that any such Claim is based on, or arises out of, (i) the fact that such person is or was a director, officer, employee or agent of the Company or any subsidiary or is or was serving at the request of the Company or any of its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) this Agreement, or any of the transactions contemplated hereby, in each case to the extent that any such Claim pertains to any matter or fact arising, existing, or occurring prior to or at the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Company's certificate of incorporation, by-laws or indemnification agreements in effect at the date hereof, including provisions relating to advancement of expenses incurred in the defense of any action or suit. Without limiting the foregoing, in the event any Indemnified Party becomes involved in any capacity in any Claim, then from and after consummation of the Merger, the parties shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provision by such Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

         (b) In addition to the foregoing from and after the consummation of the Merger, UDC Acquisition and the Company agree that all rights to indemnification and all limitations on liability existing in favor of the Indemnified Parties as provided in the Company's certificate of incorporation and by-laws or indemnification agreements as in effect as of the date hereof shall survive the Merger and shall continue in full force and effect, without any amendment thereto, for a period of six years from the Effective Time to the extent such rights are consistent with the DGCL; provided that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided further, that any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL, the Company's certificate of incorporation or by-laws or such agreements, as the case may be, shall be made by independent legal counsel selected by the Indemnified Party and reasonably acceptable to the Surviving Corporation; and, provided further, that nothing in this Section 6.03 shall impair any rights or obligations of any present or former directors or officers of the Company.

         (c) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.03, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 6.03 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

         (d) The parties shall cause the Surviving Corporation to maintain the Company's existing officers' and directors' liability insurance policy ("D&O INSURANCE") for a period of not less than six years after the Effective Date; provided, that the Surviving Corporation may substitute therefor policies of substantially similar coverage and amounts containing terms no less advantageous to such former directors or officers so long as such substitution does not result in gaps or lapses in coverage; provided, further, if the existing D&O Insurance expires or is cancelled during such period, UDC Acquisition or the Surviving Corporation will use its best efforts to obtain substantially similar D&O Insurance; provided, however, that if the aggregate annual premiums for such D&O Insurance (or successor insurance policy) at any time during such period exceed 200% of the per annum rate of premiums currently paid by the Company for such insurance on the date of this Agreement, then the parties will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that shall then be available at an annual premium equal to 200% of such rate.

         (e) This Section 6.03 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its respective successors and assigns and shall survive the Merger.

         SECTION 6.04 Further Action. Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate the Amended Offer, the Merger and the other transactions contemplated hereby, including, without limitation, using its reasonable best efforts to (i) ensure that the conditions set forth in Annex A and Article VIII hereof are satisfied and (ii) obtain all licenses, permits, waivers, orders, consents, approvals, authorizations, qualifications and orders of

Governmental Entities and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Amended Offer, the Merger and the other transactions contemplated hereby.

         SECTION 6.05 Public Announcements. The Buyout Parties and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law, regulation or any listing agreement or arrangement to which the Company or UDC Acquisition is a party with a national securities exchange or the Nasdaq Stock Market if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

         SECTION 6.06 Notification of Certain Matters. The Company shall give prompt notice to the Buyout Parties, and the Buyout Parties shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event known to a party, the occurrence or non-occurrence of which is reasonably likely to cause any representation or warranty of such party contained in this Agreement to be materially untrue or inaccurate; (ii) any failure of the Company or the Buyout Parties, as the case may be, to comply with or satisfy, or the occurrence or non-occurrence of any event known to a party, the occurrence or non-occurrence of which is reasonably likely to cause the failure by such party to comply with or satisfy any material covenant, condition or agreement to be complied with or satisfied by it hereunder; (iii) the occurrence of any other event known to a party which would be reasonably likely to cause any condition set forth in Annex A or Article VIII to be unsatisfied in any material respect at any time prior to the closing of the Amended Offer or the Effective Time, as the case may be; or (iv) any action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company, threatened which questions or challenges the validity of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.07 Antitakeover Statutes. If any "moratorium," "control share," "fair price," "affiliate transaction," "business combination" or other antitakeover laws and regulations of any state ("TAKEOVER STATUTE") are or may become applicable to the Amended Offer or the Merger, each of the Company and UDC Acquisition shall use their reasonable best efforts to permit the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on the Amended Offer or the Merger.

                                  ARTICLE VII

                              ADDITIONAL AGREEMENTS

         SECTION 7.01 Merger Without Stockholders' Meeting. If, as a result of the purchase of shares of Common Stock pursuant to the Amended Offer, the members of the Buyout Group own in the aggregate at least ninety percent (90%) of the shares of Common Stock outstanding, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the satisfaction or waiver of the conditions to the Merger set forth in Article VIII without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

         SECTION 7.02 Stockholder Approval Required. If required by applicable law in order to consummate the Merger:

         (a) The Company (acting through the Board in accordance with its certificate of incorporation and by-laws and acting as soon as practicable following the acceptance for payment and purchase of shares of Common Stock by UDC Acquisition pursuant to the Amended Offer) shall take all action necessary to seek approval of the Merger and adoption of this Agreement at a duly called and noticed meeting of the stockholders of the Company, which meeting shall be held as promptly as practicable following the consummation of the Amended Offer and the preparation of the Proxy Statement (as defined in Section 7.02(b)), or by written consent of the stockholders of the Company in lieu of such a meeting. The Buyout Parties shall, and shall cause each member of the Buyout Group to, vote for or grant its consent to, as the case may be, with respect to all shares of Common Stock owned by it, the adoption of this Agreement.

         (b) If required by applicable law in order to consummate the Merger, as promptly as practicable after the acceptance for payment and purchase of shares of Common Stock by UDC Acquisition pursuant to the Amended Offer, (i) UDC Acquisition and the Company shall cooperate in preparing, and the Company shall cause to be filed with the SEC, a proxy statement or information statement that meets the requirements of the Exchange Act and the regulations promulgated thereunder (together with any amendments thereof or supplements thereto, the "PROXY STATEMENT") to seek the approval and adoption of this Agreement by the stockholders of the Company. Each of the UDC Acquisition and the Company shall furnish all information as the other parties may reasonably request in connection with such actions and the preparation of the Proxy Statement.

         SECTION 7.03 Covenants Relating To Proxy Statement. If a Proxy Statement is required pursuant to Section 7.02 hereof:

         (a) The Proxy Statement shall include the recommendations of the Special Committee and the Board to the stockholders of the Company to vote in favor of the adoption of this Agreement. Neither Special Committee nor the Board shall amend, modify, withdraw, condition or qualify its recommendation relating to this Agreement and the transactions contemplated hereby in a manner adverse to UDC Acquisition or take any action or make any statement inconsistent with such recommendation; provided, however, that the Special Committee or Board may amend, modify, withdraw, condition or qualify its recommendation if, based on the advice of outside counsel, the Special Committee concludes that the failure to take such action would result in a breach of fiduciary duties under applicable law. Nothing in this section shall affect the Company's obligation to duly call and notice a meeting of the Company's stockholders as contemplated by
Section 7.02(a) and to take all actions contemplated by Section 7.02(b) (regardless of whether the recommendation of the Special Committee or the Board shall have been withdrawn, modified or changed).

         (b) No amendment or supplement to the Proxy Statement will be made by the Company or UDC Acquisition without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each of the Company and UDC Acquisition will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

         (c) The information supplied by the Company for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its subsidiaries, or their respective officers or directors, should be discovered by the Company that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform UDC Acquisition thereof. All documents that the Company is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         (d) The information supplied in writing by UDC Acquisition for inclusion in the Proxy Statement or any other documents to be filed with the SEC in connection with the Merger shall not, at the time the Proxy Statement is filed with the SEC and distributed to stockholders of the Company or at the time of the meeting of the Company's stockholders contemplated by Section 7.02(a), contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to UDC Acquisition, or their respective officers or directors, should be discovered by UDC Acquisition that, pursuant to the Securities Act or the Exchange Act, should be set forth in an amendment or a supplement to the Information Statement, UDC Acquisition shall promptly inform the Company thereof. All documents that UDC Acquisition is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

                                  ARTICLE VIII

                               CLOSING CONDITIONS

         SECTION 8.01 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

         (a) Stockholder Approval. The Company Requisite Vote shall have been obtained, and the holders of a majority of the number of shares of Common Stock outstanding as of the date of this Agreement (excluding shares held by the members of the Buyout Group) shall have either (i) validly tendered and not withdrawn their shares pursuant to the Amended Offer and/or (ii) if the Merger is submitted to a vote of stockholders, voted in favor of the Merger (the foregoing tender or approval by the minority stockholders is referred to herein as the "REQUISITE TENDER/APPROVAL").

         (b) No Order. No Governmental Entity or federal or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or the other transactions contemplated by this Agreement; provided, however, that the parties shall use their reasonable best efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

         (c) Purchase of Shares. UDC Acquisition shall have purchased shares pursuant to the Amended Offer.

         SECTION 8.02 Additional Conditions to Obligations of UDC Acquisition. The obligation of UDC Acquisition to effect the Merger is also subject to satisfaction or waiver of the following conditions:

         (a) Dissenting Shares. On the Closing Date, Dissenting Shares shall aggregate no more than five percent (5%) of the then outstanding shares of Common Stock.

         (b) Board and Special Committee Recommendation and Approval. The Board of Directors of the Company and Special Committee shall not have withheld or withdrawn and shall not have modified or amended in a manner adverse to UDC Acquisition, the approval, adoption or recommendation of the Merger or this Agreement.

         (c) Required Consents. The Company shall have procured all of the third party consents and made all of the filings specified in Schedule 4.05, except where the failure to obtain such consents or make such filings would not have a Company Material Adverse Effect.

         (d) Settlement of Shareholder Litigation. The settlement of the Shareholder Litigation (as defined in Annex A) shall have received final court approval and such action shall have been dismissed with prejudice.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 9.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company:

         (a) by mutual consent of the Company (acting through the Special Committee) and UDC Acquisition;

         (b) by UDC Acquisition if there has been a material breach in the context of the transaction of any covenant or agreement made by the Company in this Agreement, and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by the Buyout Parties to the Company;

         (c) by the Company if there has been a material breach in the context of the transaction of any covenant or agreement made by any of the Buyout Parties in this Agreement, and such breach is not curable or, if curable, is not cured within 15 days after written notice thereof is given by the Company to Garcia;

         (d) by either UDC Acquisition or the Company, if any permanent injunction, order, decree, ruling or other action by any Governmental Entity preventing the consummation of the Merger shall have become final and nonappealable;

         (e) by either UDC Acquisition or the Company, if the Merger shall not have been consummated before June 30, 2002 (provided that the right to terminate this Agreement under this Section 9.01(e) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

         (f) by UDC Acquisition if: (i) the Board of Directors of the Company (acting through the Special Committee) shall withdraw, modify or change its recommendation so that it is not in favor of this Agreement or the Merger or shall have resolved to do any of the foregoing; or (ii) either the Company Requisite Vote or Requisite Tender/Approval required pursuant to Section 8.01(a) shall not have been obtained by June 30, 2002; and

         (g) by the Company or UDC Acquisition, if UDC Acquisition shall have terminated the Amended Offer without purchasing shares of Common Stock pursuant thereto.

         The right of any party hereto to terminate this Agreement pursuant to this Section 9.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         SECTION 9.02 Effect of Termination. Except as provided in Section 9.05 or Section 10.01(b), in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto, or any of their respective officers or directors, to the other and all rights and obligations of any party hereto shall cease; provided, however, that nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

         SECTION 9.03 Amendment. Before or after adoption of this Agreement by the stockholders of the Company, this Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that (a) any such amendment shall, on behalf of the Company, have been approved by the Special Committee and (b) after adoption of this Agreement by the stockholders of the Company, no amendment which under applicable law may not be made without the approval of the stockholders of the Company may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 9.04 Waiver. At any time prior to the Effective Time, either the Company (acting through the Special Committee), on the one hand, or Garcia (acting as representative of the Buyout Parties), on the other, may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby and, with respect to extensions or waivers granted by the Company, if the Special Committee shall have approved such waiver or extension.

         SECTION 9.05 Fees and Expenses. All costs and expenses (including any expenses related to any claims or litigation in connection with the transactions contemplated by this Agreement, or any settlement thereof), including, without limitation, fees and disbursements of counsel, financial advisors and accountants and other out-of-pocket expenses, incurred or to be incurred by the parties hereto in connection with the transactions contemplated hereby (with respect to such party, its "Expenses"), shall be borne solely and entirely by the party which has incurred such costs and expenses; provided, however, that all costs and expenses related to printing and mailing the Proxy Statement shall be borne by the Company.

                                   ARTICLE X

                               GENERAL PROVISIONS

         SECTION 10.01 Effectiveness of Representations, Warranties and Agreements.

         (a) Except as set forth in Section 10.01(b), the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

         (b) The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Article IX, except that the agreements set forth in Articles II, III and X and Sections 6.03 and 9.05 shall survive the Effective Time and those set forth in Sections 6.02, 6.03, 9.02 and 9.05 and Article X shall survive termination.

         SECTION 10.02 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

         (a)      If to the Buyout Parties:

                           c/o Ernie Garcia
                           2575 East Camelback Road, Suite 700
                           Phoenix, Arizona 85016
                           Telecopier No.:  (602) 778-5025

         with a copy to:

                           Squire Sanders & Dempsey, LLP
                           40 North Central Avenue, Suite 2700
                           Phoenix, Arizona 85004
                           Attention:  Christopher D. Johnson, Esq.
                           Telecopier No.:  (602) 253-8129

         (b)      If to the Company:

                           Ugly Duckling Corporation
                           4020 East Indian School Road
                           Phoenix, Arizona 85018
                           Attention: Legal Department
                           Telecopier No.:  (602) 852-6696

         with separate copies to:

                           Quarles & Brady Streich Lang LLP
                           Renaissance One
                           Two North Central Avenue
                           Phoenix, Arizona  85004-2391
                           Attention: P. Robert Moya, Esq.
                           Telecopier No.:  (602) 229-5690

         and:

                           Snell & Wilmer, L.L.P.
                           One Arizona Center
                           400 East Van Buren
                           Phoenix, Arizona 85004-2202
                           Attention:  Steven D. Pidgeon, Esq.
                           Telecopier No.:  (602) 382-6070

         SECTION 10.03 Certain Definitions. For purposes of this Agreement, the term:

         (a) "AFFILIATE" means a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

         (b) "BUSINESS DAY" means any day other than a day on which (i) banks in the State of Arizona are authorized or obligated to be closed or (ii) the SEC or The Nasdaq National Market is closed;

         (c) "BUYOUT GROUP" means each of the Buyout Parties and their respective affiliates, other than the Company and its subsidiaries;

         (d) "CONTROL" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or polices of a person or entity, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

         (e) "PERSON" means any person or any corporation, partnership, limited liability company or other legal entity; and

         (f) "SUBSIDIARY" or "SUBSIDIARIES" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization.

         SECTION 10.04 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 10.05 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         SECTION 10.06 Entire Agreement. This Agreement and the other documents delivered in connection herewith, constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

         SECTION 10.07 Assignment. This Agreement shall not be assigned by operation of law or otherwise and any purported assignment shall be null and void, provided that UDC Acquisition may assign its rights, but not its obligations, under this Agreement to any direct or indirect subsidiary of a member of the Buyout Group.

         SECTION 10.08 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than the provisions of Section 6.03, which provisions are intended to benefit and may be enforced by the beneficiaries thereof), is intended to or shall confer upon any person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 10.09 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

         SECTION 10.10 Submission to Jurisdiction; Waivers. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Court of Chancery, or other courts, of the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason other than the failure to serve process in accordance with this Section 10.10, (c) that it, or its property, is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

         SECTION 10.11 Enforcement of this Agreement.

         (a) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.12 Counterparts. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Company and the Buyout Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        COMPANY:

                                        UGLY DUCKLING CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        BUYOUT PARTIES:


                                        UDC HOLDINGS CORP.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        UDC ACQUISITION CORP.


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------


                                        ERNEST C. GARCIA II:



                                        ----------------------------------------


                                        GREGORY B. SULLIVAN:

                                                                         ANNEX A


         Certain Conditions of the Amended Offer. Notwithstanding any other provision of the Amended Offer, UDC Acquisition shall not be required to accept for payment or pay for any shares of Common Stock of the Company (the "Shares"), may postpone (in accordance with the Merger Agreement) the acceptance for payment of or pay for tendered Shares, and may (subject to the Merger Agreement) terminate or amend the Amended Offer as to any Shares not then accepted for payment if on or after December 10, 2001, and at or prior to the time of acceptance for payment for any such Shares, any of the following events shall occur:

         (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any material limitation (whether or not mandatory) by any Governmental Entity on, or any other event that could reasonably be expected to materially adversely affect, the extension of credit by banks or other lending institutions, (iv) in the case of any of the foregoing existing at the time of the commencement of the Amended Offer, a material acceleration or worsening thereof;

         (b) the Company shall have breached or failed to perform in any respect material in the context of the transaction any of the covenants or agreements contained in the Merger Agreement to be complied with or performed by the Company, or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete when made or, except for those representations or warranties that address matters only as of a particular date, thereafter shall become inaccurate or incomplete and except for the failure of any such representations and warranties to be complete and accurate that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially delay the transactions contemplated by the Merger Agreement or impair the ability of the Buyout Parties, the Company or any of their respective affiliates, following consummation of the Amended Offer or the Merger, to vote the Shares purchased by them on an equal basis with all other Shares on all matters presented to the stockholders of the Company to conduct any business or operations material to the Company in any jurisdiction where they are now being conducted;

         (c) except in connection with the action captioned In re Ugly Duckling Corporation Shareholders Derivative and Class Litigation, Consol. C.A. No. 18746-NC currently pending in Delaware Chancery Court (the "SHAREHOLDER LITIGATION"), there shall be instituted or pending any action, litigation, proceeding, investigation or other application (hereinafter, an "ACTION") before any court or other Governmental Entity by any Governmental Entity: (i) challenging the acquisition by Garcia or UDC Acquisition of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Amended Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Amended Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on, Garcia's or UDC Acquisition's ownership or operation of all or any portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Garcia or UDC Acquisition to dispose of or hold separate all or any portion of Garcia's or UDC Acquisition's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Amended Offer or the Merger; (iii) seeking to make the acceptance for payment, or payment for, some or all of the Shares illegal or render UDC Acquisition unable to, or result in a material delay in, or restrict, the ability of UDC Acquisition to, accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of the Buyout Parties effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, is reasonably likely to have a Company Material Adverse Effect or materially adversely affect the value of the Shares to the Buyout Parties or the benefits expected to be derived by the Buyout Parties as a result of consummation of the transactions contemplated by the Amended Offer and the Merger;

         (d) except in connection with the Shareholder Litigation, any statute, rule, regulation, order or injunction shall be enacted, promulgated, entered, enforced or deemed or become applicable to the Amended Offer or the Merger, or any Action shall be instituted or pending brought by any person not on behalf of a Governmental Entity or other action shall have been taken by any court or other Governmental Entity, that has a reasonable possibility of success and would reasonably be expected to, directly or indirectly, result in any of the effects of, or have any of the consequences sought to be obtained or achieved in, any Action referred to in clauses (i) through (v) of paragraph (c) above;

         (e) any change or development (other than in connection with the Shareholder Litigation) shall have occurred or first become known to the members of the Buyout Group after the date of this Agreement and be continuing that has had, or is reasonably likely to have, a Company Material Adverse Effect;

         (g) the Board of Directors of the Company (or the Special Committee) shall have amended, modified or withdrawn in a manner adverse to Garcia or UDC Acquisition its recommendation of the Amended Offer, or the approval of this Agreement or the Merger, or shall have endorsed, approved or recommended any other proposal to acquire the Company, or shall have resolved to do any of the foregoing; or

         (h) this Agreement shall have been terminated by the Company or Garcia or UDC Acquisition in accordance with its terms or Garcia or UDC Acquisition shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Amended Offer or delay in payment for the Shares;

which, in the reasonable judgment of Garcia and UDC Acquisition with respect to each and every matter referred to above makes it inadvisable to proceed with the Amended Offer and/or with such acceptance for payment of or payment for Shares.

         The foregoing conditions are for the sole benefit of Garcia and UDC Acquisition and may be asserted by Garcia or UDC Acquisition regardless of the circumstances (including any action or inaction by Garcia or UDC Acquisition) giving rise to such condition or may be waived by Garcia or UDC Acquisition, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by UDC Acquisition at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. Notwithstanding the fact that UDC Acquisition reserves the right to assert the occurrence of a condition following acceptance for payment but prior to payment in order to delay payment or cancel its obligation to pay for properly tendered Shares, UDC Acquisition will either promptly pay for such Shares or promptly return such Shares. In the event that the Amended Offer is terminated pursuant to the foregoing provisions, all tendered Shares not previously accepted for payment shall be returned to the tendering stockholder.




                                      A-2